Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 20, 2012 (except for Notes 3 and 11, as to which the date is August 14, 2012), with respect to the consolidated financial statements of NeoStem, Inc. and subsidiaries included in the Current Report on Form 8-K, dated August 14, 2012, which is incorporated by reference in this Registration Statement. We consent to the incorporation by reference in the Registration Statement of the aforementioned report.

/s/ GRANT THORNTON LLP

New York, New York
November 13, 2012